Item 77H - Deutsche CROCI Sector Opportunities
Fund (a series of Deutsche Securities
Trust)
Change in Control of Registrant
Below is the person presumed to control one of Registrant's series because such person owned more than 25% of the series based on the records of the series.
As of September 2,2015:
No investor beneficially owned 25% or more of Deutsche CROCI (r) Sector Opportunities Fund
(the "Fund") as of September 2,2015.
As of June 2,2014:
The Fund commenced operations on June 2, 2014. As of June 2, 2014, Deutsche Investment
Management Americas Inc. beneficially owned more than 25% of the Fund's shares.